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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 29 to Registration Statement No. 033-19947 of Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two on Form N-4, of our report dated February 25, 2011, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Hartford Life Insurance Company's change in its method of accounting and reporting for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, for other-than-temporary impairments as required by accounting guidance adopted in 2009, and for the fair value measurement of financial instruments as required by accounting guidance adopted in 2008), and of our reports each dated March 30, 2011, relating to the statements of assets and liabilities of Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two as of December 31, 2010, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, each appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 22, 2011